Exhibit 99.2

First Quarter 2018

Shareholders Report

May 11, 2018

Dear Fellow Shareholder,

Enclosed please find our quarterly shareholder report summarizing our Company’s financial performance for the three months ended March 31, 2018, and highlighting the progress we are making in executing on our strategy to deliver long-term profitable growth and generate returns for our investors.  The first quarter financial results were highlighted by reported net income of $1.34 million, or $0.19 per diluted share, a 26.42% increase from $1.06 million, or $0.17 per diluted share, in the prior year period.

Net interest income for the first quarter of 2018 was $6.7 million, an increase of $669,000 or 11.07%, compared to $6.0 million for the same period of 2017.  We are very pleased with the increase in net interest income which is attributable to the strong loan growth of 9.4% last year.  The increase in total loans, along with an increase in our net interest rate spread, expanded our net interest margin to 3.10% at March 31, 2018, from 2.93% at December 31, 2017.

Total loans were $723.8 million at March 31, 2018, up $2.6 million, from the December 31, 2017 balance of $721.2 million. Commercial loan growth was $9 million in the first quarter of 2018 and our pipeline remains active.

Total deposits were $759.0 million at March 31, 2018, down $29.3 million, or 3.72% from the December 31, 2017 balance of $788.3 million. While we experienced a cyclical decline in municipal and government deposits attributable to real estate tax payments, our focus on driving organic deposits higher with free checking products resulted in an increase in demand deposits of 2.5% at quarter end. The market is highly competitive but we are pleased with our new business and personal account activity.

Following please find further detail on our financial results.  We look forward to the remainder of 2018, as we plan for continued growth, expanding relationships and community involvement.

Very truly yours,

Gerald A. Calabrese, Jr.	Nancy E. Graves
Chairman of the Board	President and Chief Executive Officer

	Period Ended
	March 31, 2018	December 31, 2017
Loan Composition
Commercial Real Estate	$582,890	$573,941
Residential Mortgages	64,685	66,497
Commercial and Industrial	26,250	27,237
Home Equity	49,729	53,199
Consumer	235	317
Total Loans	723,789	721,191
Deferred Loan Fees and Costs, net	(786)	(798)
Allowance for Loan Losses	(8,111)	(8,317)
Net Loans	$714,892	$712,076

Deposit Composition
Noninterest-Bearing Demand Deposits	$136,938	$133,661
Savings and Interest-Bearing Transaction Accounts	271,293	307,583
Time Deposits $250 and under	231,148	231,224
Time Deposits over $250	119,617	115,825
Total Deposits	$758,996	$788,293

First Quarter 2018 Financial Review

Net Income

Net income for the first quarter of 2018 was $1.34 million compared to net income of $1.06 million for the first quarter of 2017.  The increase in net income for the three month period ended March 31, 2018 compared to the same period in 2017 was primarily due to an increase in net interest income due to loan growth and a decrease in the tax expense related to a lower federal corporate tax rate in 2018 provided by the Tax Cuts and Jobs Act (the “Tax Act”) signed in to law on December 22, 2017, partially offset by an increase in non-interest expenses and a $325,000  provision for loan losses recognized by the Company in the first quarter of 2018, while no provision was recognized for the same period in 2017.

Net Interest Income

For the three month period ended March 31, 2018, net interest income increased by $669,000 or 11.07% versus the same period last year. Interest income increased by $916,000, or 11.78% for the three months ended March 31, 2018 as compared to the corresponding period last year. This increase in interest income was primarily due to loan growth and higher interest received on cash and investment balances due to rising interest rates.

Total interest expense increased by $247,000 in the first quarter of 2018 to $2.0 million compared to $1.7 million in the prior year. The increase in interest expense was due to higher interest rates as market rates continue to increase in our market area, and we continue to face significant competition for deposits.

Provision for Loan Losses

The Company recognized a provision for loan losses of $325,000 for the three months ended March 31, 2018 compared to no provision in the three months ended March 30, 2017. The allowance for loan losses to total loans was 1.12% as of the end of the first quarter of 2018.

Non-Interest Expense

Non-interest expense was $4.7 million during the first quarter of 2018, up from $4.5 million in the first quarter of 2017, an increase of $202 thousand or 4.5%. The increase was primarily in salaries and employee benefits, data processing, occupancy and equipment expenses and legal fees, partially offset by decreases in professional fees and FDIC premiums and related expenses. The increase in salaries and employee benefits costs is associated with health insurance premium increases, annual increases and executive stock awards expenses. The increase in occupancy and equipment expense is related to the relocation of the corporate offices located in Englewood Cliffs. The decrease in professional fees is mainly attributable to non-recurring consulting fees related to enhancing the Company’s risk management system in the prior year.

Financial Condition

At March 31, 2018, the Bank maintained capital ratios that were in excess of regulatory standards for well capitalized institutions. The Company’s and Bank’s Tier 1 capital to average assets ratio was 9.68%, common equity Tier 1 capital and Tier 1 capital to risk weighted assets were both 10.97% and total capital to risk weighted assets ratio was 12.05%.

Total consolidated assets decreased by $29.9 million, or 3.37%, from $887.4 million at December 31, 2017 to $857.5 million at March 31, 2018, reflecting a decrease in deposits.

Total cash and cash equivalents decreased from $92.6 million at December 31, 2017 to $61.1 million at March 31, 2018, a decrease of $31.5 million. The change in cash is mainly due to the decrease in deposit account balances.

Loans receivable, or “total loans,” increased from $721.2 million at December 31, 2017 to $723.8 million at March 31, 2018, an increase of $2.6 million.

Total deposits decreased by $29.3 million to $759.0 million at March 31, 2018, from $788.3 million at December 31, 2017. The decrease is mainly due to outflows of government and municipal deposits attributable to the cyclical nature of real estate tax collections and payments, which may have been compounded this quarter due to the timing of the Tax Act and its impact on payments of local municipal taxes.

Loan Quality

At March 31, 2018 the Bank had non-accrual loans of $16.8 million. Included in this total are $8.9 million in Troubled Debt Restructured Loans (“TDRs”). At year-end 2017, non-accrual loans totaled $18.4 million. The reduction in non-accrual loans was mainly due to a sale of three non-performing loans in the first quarter of 2018.  Accruing loans delinquent greater than 30 days were $8.3 million as of March 31, 2018, compared to $6.3 million at December 31, 2017. Of the $8.3 million in delinquent loans at March 31, 2018, five loans totaling $4.4 million reached maturity and were in the process of extension or renewal.

About the Company

Founded in 2006, Bancorp of New Jersey is the holding company for Bank of New Jersey, which provides traditional commercial and consumer banking products and services. The Bank’s corporate office is in Englewood Cliffs and the Bank currently has 9 branch offices located in Fort Lee, Hackensack, Haworth, Harrington Park, Englewood, Cliffside Park, and Woodcliff Lake, New Jersey. For more information about Bank of New Jersey and its products and services, please visit http://www.bonj.net or call 201-720-3201. If you would like to receive future Bancorp of New Jersey announcements electronically, please email us at shareholder@bonj.net.

Forward-Looking Statements This press release and other statements made from time to time by Bancorp of New Jersey’s management contain express and implied statements relating to our future financial condition, results of operations, credit quality, corporate objectives, and other financial and business matters, which are considered forward-looking statements. These forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Actual results could differ materially from those expected or implied by such forward-looking statements. Risks and uncertainties which could cause our actual results to differ materially and adversely from such forward-looking statements are included in our Annual Report on Form 10-K under Item 1a — Risk Factors and in the description of our business under Item 1. Any statements made that are not historical facts should be considered to be forward-looking statements. You should not place undue reliance on any forward-looking statements. We undertake no obligation to update forward-looking statements or to make any public announcement when we consider forward-looking statements to no longer be accurate, whether as a result of new information of future events, except as may be required by applicable law or regulation.

BANCORP OF NEW JERSEY, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except for per share data)

	For the Three Months Ended March 31,
	2018	2017
INTEREST INCOME
Loans, including fees	$8,148	$7,385
Securities	236	200
Federal funds sold and other	307	190
TOTAL INTEREST INCOME	8,691	7,775

INTEREST EXPENSE
Savings and interest bearing transaction accounts	417	438
Time deposits	1,514	1,208
Borrowed funds	49	87
TOTAL INTEREST EXPENSE	1,980	1,733

NET INTEREST INCOME	6,711	6,042
Provision for loan losses	325	—
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	6,386	6,042
NON-INTEREST INCOME
Fees and service charges on deposit accounts	95	118
TOTAL NON-INTEREST INCOME	95	118

NON-INTEREST EXPENSE
Salaries and employee benefits	2,415	2,292
Occupancy and equipment expense	867	738
FDIC premiums and related expenses	158	233
Legal fees	138	83
Other real estate owned expenses	7	2
Professional fees	248	487
Data processing	333	304
Other expenses	537	362
TOTAL NON-INTEREST EXPENSE	4,703	4,501
Income before provision for income taxes	1,778	1,659
Income tax expense	435	597
Net income	$1,343	$1,062

PER SHARE OF COMMON STOCK
Basic	$0.19	$0.17
Diluted	$0.19	$0.17

BANCORP OF NEW JERSEY, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands, except for per share data)

	March 31, 2018	December 31, 2017
Assets
Cash and due from banks	$2,533	$1,627
Interest bearing deposits	58,102	90,540
Federal funds sold	452	452
Total cash and cash equivalents	61,087	92,619
Interest bearing time deposits	1,000	1,000
Securities available for sale	52,179	53,234
Securities held to maturity (fair value $6,058 and $6,058 at March 31, 2018 and December 31, 2017, respectively)	6,058	6,058
Restricted investment in bank stock, at cost	1,305	1,380
Loans receivable	723,789	721,191
Deferred loan fees and costs, net	(786)	(798)
Allowance for loan losses	(8,111)	(8,317)
Net loans	714,892	712,076
Premises and equipment, net	13,578	13,725
Accrued interest receivable	2,810	2,695
Other real estate owned	415	415
Other assets	4,135	4,205
Total assets	$857,459	$887,407
Liabilities and Stockholders’ Equity
LIABILITIES:
Deposits:
Noninterest-bearing demand deposits	$136,938	$133,661
Savings and interest bearing transaction accounts	271,293	307,583
Time deposits $250 and under	231,148	231,224
Time deposits over $250	119,617	115,825
Total deposits	758,996	788,293
Borrowed funds	11,713	13,385
Accrued expenses and other liabilities	2,165	2,420
Total liabilities	772,874	804,098
Stockholders’ equity:
Common stock, no par value, authorized 20,000,000 shares; issued and outstanding 6,948,278 at March 31, 2018 and 6,932,690 at December 31, 2017	70,342	70,182
Retained earnings	14,825	13,482
Accumulated other comprehensive loss	(582)	(355)
Total stockholders’ equity	84,585	83,309
Total liabilities and stockholders’ equity	$857,459	$887,407